Exhibit 16.1

June 5, 2007

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Gentlemen:

We have read Item 4.01 of Form 8-K/A dated June 5, 2007, of Learning Tree International, Inc. and are in agreement with the statements contained within Item 4.01.

Regarding the registrant’s statement concerning the lack of internal control to prepare financial statements, included in Item 4.01, we had considered such matter in determining the nature, timing and extent of procedures performed in our audit of the registrant’s financial statements for the year ended September 29, 2006.

/s/ Ernst & Young LLP

McLean, Virginia